EXHIBIT 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms, Chairman & Chief Executive Officer

276-632-2133 or

Kim D. Shaver, Director-Marketing Communications

336-454-7088

For immediate release: August 16, 2004

Former BB&T COO Joins Hooker Furniture Board

Martinsville, Va.: Henry Williamson, who retired earlier this summer as chief operating officer of BB&T Corporation, is joining the board of directors of Hooker Furniture Corporation effective September 1, 2004.

Williamson had been chief operating officer of BB&T and Branch Banking and Trust Company of North Carolina, South Carolina and Virginia since 1989.

“We are extremely pleased to have a person of Henry’s caliber to join our board,” said Paul B. Toms Jr., chairman and chief executive officer of Hooker. “With the increased responsibilities and complexity of duties for directors of public companies, his public company experience and financial expertise will greatly benefit Hooker.”

Williamson is filling a board seat vacated earlier this year by Hooker’s chairman emeritus J. Clyde Hooker, who retired. He will serve on the Audit Committee and the Compensation Committee of Hooker’s board.

“In addition to Henry’s valuable experience at BB&T, we believe his personality fits well with our board and company culture,” Toms said.

In addition to his professional experience, Williamson is a director of the Forsyth Medical Center Foundation and the North Carolina Family Policy Council and chairman of the BB&T Center for Leadership Development at East Carolina University.

He is a magna cum laude graduate of East Carolina University and a native of Evergreen, North Carolina. A resident of Winston-Salem, N.C., he and his wife Nancy have two children, Leigh Brittain Noonan and Christopher Clay.

Ranked among the nation’s top 15 furniture manufacturers based on 2003 sales, Hooker Furniture is an 80-year old producer and importer of wall and entertainment systems, home office, occasional, dining, bedroom and upholstered leather furniture with approximately 1,900 employees. The Company owns seven manufacturing facilities, a distribution center and a warehouse located in Virginia and North Carolina. Plant locations include Cherryville, Hickory, Pleasant Garden, and Maiden, N.C. and Martinsville and Roanoke, Va. The Company’s stock is listed on the Nasdaq SmallCap Market under the symbol HOFT, and closed at $26.69 on August 13, 2004. Please visit us on the World Wide Web at www.hookerfurniture.com and www.bradington-young.com.